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                                                                  Exhibit 10.03


                     [ON ALLEGHANY CORPORATION LETTERHEAD]



                                August 18, 1994




Theodore E. Somerville, Esq.
870 United Nations Plaza
Apt. 11-B
New York, New York   10017

Dear Ted:

          This letter sets forth the terms and conditions of your continued employment and subsequent retirement at the end of this year from Alleghany Corporation ("Alleghany") and our mutual agreements relating thereto.

          We have agreed that you shall continue in Alleghany's employ as a Vice President thereof through December 31, 1994, with no change in your current compensation or fringe benefits, performing such duties and functions as shall be assigned to you by the board of directors or the senior officers of Alleghany.

          Your employment with Alleghany will terminate as of December 31, 1994. You shall be paid for any accrued, unused vacation which remains at December 31, 1994, promptly thereafter, and you shall be paid your entitlement under the Alleghany Corporation Management Incentive Plan for 1994 at the same time as the other participants therein. Your accrued savings benefit under the Alleghany Corporation Deferred Compensation Plan, together with interest accrued thereon through the date of payment as provided in such Plan, shall be paid to you in March of the first year after 1996 in which you receive no payment under the Alleghany Corporation 1983 Long-Term Incentive Plan or 1993 Long-Term Incentive Plan (the "Savings Benefit Payment Date").

          This will acknowledge that you are 100% "vested" in your benefits accrued under the Alleghany Corporation Retirement Plan based upon your service and compensation through the date of your termination of employment, which



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accrued benefits (subject to any actuarial adjustment for early commencement as provided therein) you may elect until June 1, 1995 (which date is your Early Retirement Date, as defined therein) to receive in any of the forms provided therein.

          Further, if you execute the attached Waiver and Release prior to twenty-one days after the receipt of this letter and do not revoke the Waiver and Release within seven days thereafter, but subject to approval (which approval shall be recommended by the senior officers of Alleghany) by the Compensation Committee of the Board of Directors of Alleghany (and notwithstanding the terms thereof to the contrary or inconsistent therewith), Alleghany shall pay to you the amounts which would have been due to you in respect of the awards previously made to you under the 1983 Long-Term Incentive Plan and the 1993 Long-Term Incentive Plan (collectively, the "Long-Term Plans"), at the times thereunder provided, as if you had remained continuously in the employ of Alleghany through the relevant payment dates with respect to such awards, and, with respect to those awards, you shall be treated in a manner identical to that of other officers of Alleghany as to any dilution or other adjustments made by the Committee or the Board of Directors. Also, during 1995 and 1996 you shall be entitled to (x) the continuation of all fringe benefits provided to you during 1994, including the life insurance currently maintained on your life (including that maintained pursuant to the Alleghany Corporation Supplemental Death Benefit Plan), the payment by Alleghany of the premiums thereon and the related income and employment taxes on such premiums (and the "gross-up" for the taxes on the foregoing), and (y) continue to have credited to your account the savings benefit (and interest thereon) provided for in the Deferred Compensation Plan (which shall be calculated as if your base annual salary were $245,000 and as if you had continued therein as an "Officer Participant"), and the amounts so credited shall be paid to you on the Savings Benefit Payment Date. Moreover, until you attain age 65, Alleghany will provide you and your dependents with medical, dental and hospitalization benefits, on the same terms and conditions as such benefits are provided to officers of Alleghany.

          In addition, Alleghany will pay to you, in part as severance pay and in part for the consulting services hereinafter specified, the sum of $490,000 (the "Severance-Consulting Payment"). The Severance-Consulting Payment will be paid to you in approximately 48 equal bimonthly payments,





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commencing January 1995, reduced only by any income tax withholding and employment taxes required, in Alleghany's sole judgment, to be deducted and withheld. For the Severance-Consulting Payment you agree to make yourself available (except in the event, and to the extent, that you are prevented from doing so by a temporary or permanent disability) during calendar years 1995 and 1996 (such period being referred to herein as the "Consulting Term") to consult with the directors, officers or employees of, or advisors to, Alleghany with respect to any matters relating to or affecting Alleghany, including making yourself available when requested to testify in any court or legal proceeding or to provide information with respect thereto. Any such consulting services shall be rendered by you at such times and at such locations as shall be mutually convenient, it being agreed that the consulting services required of you shall not be such as would substantially interfere with your full-time employment by any other employer during the Consulting Term. The Severance-Consulting Payment shall constitute your compensation for the consulting services to be provided by you during the Consulting Term.
Alleghany shall also reimburse you for your reasonable expenses (including travel) incurred in providing such consulting services promptly following submission of the customary documentation therefor.

          If following the expiration of the Consulting Term, Alleghany has a continuing need for consulting services by you, you shall in good faith consider Alleghany's request, but Alleghany recognizes that your availability to provide any such consulting services will be a function, among other things, of your then current employment and other commitments.

          In the event of your death after December 31, 1994 but prior to having received the entire amount of the Severance-Consulting Payment provided above, Alleghany shall continue the remainder of the bimonthly payments to the person or entity designated by you, or, in the absence of any designation, to your estate. Furthermore, if you die during any applicable "award period," as defined under the Long-Term Plans, Alleghany shall cause your beneficiary or estate, as the case may be, to receive the same amounts at the same times provided under the Long-Term Plans as would have been payable under the Long-Term Plans if you had remained continuously in Alleghany's employ until the time of your death. In addition, at the end of the Consulting Term, Alleghany shall, if you so desire, sell, transfer or assign






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to you any of the life insurance owned by Alleghany on your life, provided that if such life insurance has a cash surrender value, you pay to Alleghany such cash surrender value. Finally, if you die before attaining age 65 leaving a spouse or one or more dependents, the medical, dental and hospitalization benefits provided to you shall be continued to your surviving spouse and such dependents (in the case of such dependents, only so long as each such dependent may be continued under the standard terms of such policy or policies of insurance) on the same terms as if you had survived until age 65.

          Additionally, you agree to keep confidential and not to disclose any information concerning the business or affairs of Alleghany acquired by you during the course of your employment by Alleghany, during the Consulting Term or thereafter by reasons of your consulting services, except to the extent such information has become public (other than by your unauthorized disclosure) or is required by legal process after giving Alleghany such advance notice as is practicable under the circumstances.

          This letter agreement (and each plan or arrangement of Alleghany specifically referred to herein, as the same may be modified by this letter agreement) contains the entire agreement relating to, or arising by reason of, the termination of your employment with Alleghany, the benefits to which you will be entitled after such termination, and the obligations to which you will be subject, all by reason thereof. Nothing contained herein shall deprive you of the benefits of the provisions of Alleghany's Restated Certificate of Incorporation or any insurance maintained by Alleghany relating to the indemnification or insuring, as the case may be, of present or former officers and directors of Alleghany for actual or alleged acts or omissions arising out of or during their service as officers or directors of Alleghany. This letter agreement will be governed by the laws of the State of New York applicable to agreements to be performed wholly therein.






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          If this letter agreement accurately reflects the agreement between us, please confirm the foregoing by signing the enclosed copy and returning it to the undersigned.

                                           Alleghany Corporation



                                           By:
                                               /s/ John J. Burns, Jr.
                                              -------------------------
                                              John J. Burns, Jr.
                                              President

Accepted and Agreed To:



/s/ Theodore E. Somerville
- ----------------------------                    Dated: August 18, 1994
Theodore E. Somerville









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                               WAIVER AND RELEASE


          I, Theodore E. Somerville, have had the opportunity since August 18, 1994 to review and consider this Waiver and Release and the letter agreement, dated August 18, 1994 (the "Letter Agreement") to which this Waiver and Release Form was attached as an exhibit. I also have had the opportunity since that date to discuss the Letter Agreement and this Waiver and Release Form fully with whomever I wished, and have been advised that I could consult an attorney of my own choice. I have voluntarily elected to take advantage of the Letter Agreement and to sign this Waiver and Release Form.

          In return for the additional benefits available to me under the Letter Agreement, I fully and finally waive, discharge and release any and all claims of whatever nature, known and unknown, including claims arising out of or in connection with my employment with Alleghany Corporation ("Alleghany") or arising out of or in connection with the termination of my employment with Alleghany, other than my rights under the Letter Agreement and the plans or arrangements of Alleghany referred to therein, against Alleghany, its current and future subsidiaries and divisions, and their respective directors, officers, employees, attorneys and agents (all of which shall be referred to collectively hereinafter in this document as "Alleghany"). Such claims shall include, without limitation, any and all rights and claims (including any eligibility for reinstatement or reemployment with Alleghany) whether in law or in equity, which I or anyone acting through me or on behalf of me or my estate might otherwise have had or asserted, including but not limited to claims, or the right to collect damages, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Employment Retirement Income Security Act of 1974, Executive Orders 111246 and 11141, and all other federal, state and local claims, whether statutory or common law, including, but not limited to, those under the laws of the State of New York (including, but not limited to, the New York State Human Rights Law).

          In order to induce Alleghany to extend the additional benefits available to me under the Letter Agreement, I hereby represent and warrant to Alleghany that: (1) I voluntarily elect to take advantage of the Letter Agreement and to execute this Waiver and Release Form and have had at least twenty-one (21) days to consider and review



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the Letter Agreement and a sample of this Waiver and Release Form; (2) the only consideration for executing this document are the additional benefits to be provided to me under the Letter Agreement, which additional benefits I acknowledge I am not entitled to unless I execute this Waiver and Release Form;
(3) no other promise, inducement, threat, agreement or understanding of any kind or description whatsoever has been made with or to me by any person or entity whomsoever to cause me to execute this document; (4) I fully understand the meaning and intent of this document; and (5) I understand that this document will be final and binding on me unless I properly revoke the election
I have made in this document before the close of business on the seventh day after the date I set forth in this document as the date I execute this document.



Dated: August 18, 1994                       Signed:

                                               /s/  Theodore E. Somerville
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